EXHIBIT 11.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 20, 2017, in the amended Regulation A Offering Statement (Form 1-A) of Cottonwood Multifamily Opportunity Fund, Inc. (formerly, Cottonwood Multifamily Development REIT I, Inc.).

/s/ Ernst & Young LLP

Salt Lake City, UT

August 18, 2017